

Yayoi Kusama (b. 1929)

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Between 2015 and 2021 works from the 'Pumpkin' series accounted for 26.4% of the artist's total painting sales. Pumpkin paintings under 30 x 30 inches have achieved prices in excess of $2.5 million at auction.

INVESTMENT THESIS

Initial Offering Price

$1,998,000

Offering Circular

sec.gov

Price Appreciation of Similar Works

37.0%


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Artist Market Sharpe Ratio

(1998-2021)

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Yayoi Kusama
1.37
All Art
0.53
S&P 500
0.45
Speculative Returns
High Risk-Adjusted Returns

15% Progress

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Yayoi Kusama
(b. 1929)

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Yayoi Kusama (b. 1929, Japan) is considered one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture, and immersive installations.

Painting






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YAYOI

KUSAMA

b. 1929, JAPAN



Acrylic on canvas | 21 × 18 in. (53 × 46 cm.)

Yayoi Kusama is one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture and immersive installations.

$1,998,000 INITIAL OFFERING	
37.0% HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	▲1.33 MARKET RISK-ADJUSTED APPRECIATION[2]
25.4% ANNUAL GROWTH OF RECORD PRICE[3]	25.0% MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Painting is a characteristic, medium-scale example of Yayoi Kusama's iconic "Pumpkin" series, and features a central, yellow and black spotted pumpkin placed against a black and yellow net background. Kusama's interest in pumpkins can be traced back to her childhood in pre-war Japan, where her family owned a plant nursery that farmed kabocha squash. The pumpkin first appeared as a motif in 1946, when she exhibited "Kabocha (Pumpkin)" in a traveling exposition in Japan. By most accounts, the artist reintroduced pumpkins into her work in the 1980s and has continued to incorporate them in paintings, drawings, prints, and large scale public installations. The artist explained her attraction to pumpkins in her autobiography, stating "I was enchanted by their charming and winsome form. What appealed to me most was the pumpkin's generous unpretentiousness. That and its solid spiritual balance." Paintings from the "Pumpkin" series range in scale, with some examples measuring under ten inches in height and width to over fifty inches in height and width. Kusama's "Pumpkins" have become some of the most commercially desirable examples within her practice. As of March 7, 2023 , large-scale pumpkin paintings represent four of the artist's top ten record prices achieved at auction, and are led by *Pumpkin (LPASG)* (2013) which sold for HKD 62,540,000 ($8,026,633) on December 1, 2021 at Christie's, Hong Kong, *Pumpkin (TWPOT)* (2010), which sold for HK$54,460,000 ($6,937,550) on April 1, 2019 at Sotheby's, Hong Kong, and *A-Pumpkin (OTRSSA)* (2014), which sold for approximately $6,740,160 on November 29, 2022 at Seoul Auction, Hong Kong. As of March 7, 2023, "Pumpkins" similar in scale, palette, and period to the Painting have sold in excess of $1.7 million at auction. These include: *Pumpkin* (1990), which sold for HKD 30,625,000 ($3,903,248) at Sotheby's, Hong Kong, on April 27, 2022 and *Pumpkin (B)* (1990), which sold for TWD 51,840,000 ($1,759,501) at Ravenel International Auction Group in Taipei, on July 20, 2020. Per ArtTactic's February 2022 report on the artist, auction sales of art works from Kusama's "Pumpkin" series reached $34.4 million in 2021, up 123.9% from 2020 and all-time high for the artist's auction market. The pumpkin series accounted for 30.1% of total sales between 2015 and 2021. The subject, composition, color, size, and execution of the Painting make it a commercial and desirable work by Yayoi Kusama.

AS OF MARCH 15, 2023, KUSAMA'S TOP AUCTION RECORDS ARE LED BY *UNTITLED (NETS)* (1959), WHICH SOLD ON MAY 18, 2022 FOR $10,496,000 AT PHILLIPS, NEW YORK, *PUMPKIN (LPASG)* (2013), WHICH SOLD ON DECEMBER 1, 2021 AT CHRISTIE'S, HONG KONG FOR HKD 62,540,000 ($8,026,633), AND *INTERMINABLE NET #4* (1959), WHICH SOLD ON APRIL 1, 2019 FOR HKD 62,433,000 ($7,953,215) AT SOTHEBY'S, HONG KONG.

The artist's works are included in numerous public collections, such as the Museum of Modern Art in New York, the Broad Museum in Los Angeles, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Tate Modern in London, as well as the artist's eponymous museum in Tokyo, among many more. Recent retrospectives of Kusama's work have been mounted by several global institutions, including a 2017 to 2019 traveling exhibition titled "Yayoi Kusama: Infinity Mirrors," which started at the Hirshhorn Museum in Washington D.C. The Hirshhorn organized a second, follow-up exhibition titled "One with Eternity: Yayoi Kusama in the Hirshhorn Collection," which opened in April 2022, and will run through the end of November 2022. A retrospective of over 200 works organized by the Tel Aviv Museum of Art, which was Kusama's first major show in Israel, ran from November 2021 through April 2022. The artist's body of work is premised on repetition, and her recognizable motifs include the "Infinity Nets," "Pumpkins," and immersive installations, such as the "Infinity Mirror Rooms," which patrons have been known to wait hours to experience. Kusama has also collaborated with several luxury brands, including Louis Vuitton and Veuve Clicquot, which have further contributed to her broader recognition and success. Most recently, Louis Vuitton unveiled "Creating Infinity: The Worlds of Louis Vuitton and Yayoi Kusama," their latest collaboration with Yayoi Kusama on display at their stores around the world.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$4M
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Yayoi Kusama (b. 1929, Japan) is a global cultural icon, admired for her installations and long-time exploration of minimalist abstractions, which began in the late 1950s. Kusama has worked actively across various media, including performance, painting, sculpture, and immersive installations. Yayoi Kusama was born in Matsumoto, Japan in 1929 and began to create art at an early age, as a way to engage with her mental illness. After she arrived in New York in 1957, the artist focused on abstraction, and developed her now infamous "Infinity Nets" series, which garnered early recognition. Kusama exhibited frequently alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. Notably, she was included in the "1961 'Whitney Annual'" at the Whitney Museum of American Art in New York. Though Kusama exhibited her "Narcissus Garden" (1966) with the support of Lucio Fontana, alongside the 33rd Venice Biennale in 1966, it was not until 1993, that she officially returned to represent Japan at the 45th edition of the show. As of January 18, 2023 Kusama continues to maintain her studio practice, and is represented by several major galleries, including David Zwirner Gallery and Victoria Miro Gallery.





YAYOI KUSAMA



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yayoi Kusama has a risk-adjusted appreciation of 1.37. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Yayoi Kusama have a record price compound annual growth rate ("CAGR") of 25.4% from October 9, 1992 to September 30, 2022. This calculation is based on (i) a record price of $10,000 on October 9, 1992, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,800,000, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yayoi Kusama is 25.0%, which is based on 115 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yayoi Kusama was May 15, 1998, and ending on the last date a repeat sale occurred for such artist, which in the case of Yayoi Kusama was December 9, 2021. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

6. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: "Pumpkin" paintings on canvas, executed 1990 to present, that measure between 12 inches by 12 inches to 30 inches by 30 inches, where the height exceeds the width, and that to the best of our ability to determine, feature net backgrounds and are executed in predominantly yellow and black palettes. The set of similar works includes one painting acquired by Masterworks: Masterworks 083, LLC, an affiliate of the Company, at New Art Est-Ouest Auctions, Tokyo Contemporary Art Auction, held on October 1, 2021 for JPY 289,900,000 ($2,611,999). Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 37.0% CAGR implied from selected sales occurring from February 4, 2004 to April 27, 2022.

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